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                                                                    Exhibit 99.3

                              Hanover Direct, Inc.
                                 115 River Road
                           Edgewater, New Jersey 07020



                                                   July 14, 2003

BY FACSIMILE AND/OR BY HAND

Mr. Stuart Feldman
Chelsey Capital
712 Fifth Avenue, 45th Floor
New York, New York 10019

William B. Wachtel, Esq.
Wachtel & Masyr, LLP
110 East 59th Street
New York, New York 10022

         Re:  Hanover Direct, Inc.

Gentlemen:

      We are in receipt today of your letter dated July 11, 2003 referencing our letter to you of July 7, 2003 by which Hanover Direct, Inc. (the "Company" or "Hanover") made a definitive proposal to Chelsey Direct, LLC ("Chelsey") and Richemont Finance S.A. ("Richemont") to purchase all of the outstanding shares of Series B Preferred Stock of the Company (the "Series B Preferred Shares") and 29,446,888 shares of the Common Stock of the Company (the "Common Shares" and, collectively, the "Securities") for a purchase price of US $45 million, subject to a number of material contingencies, including the consummation of the sale of certain of the Company's assets to a third party within 60 days and the consent of Hanover's Board of Directors and its secured lender, as well as Hanover's shareholders, if necessary, to such transactions (the "Offer"). This letter is not intended to respond to all the points that were raised in your letter and the Company reserves all its rights with respect to all issues, particularly the characterization and communication with respect to the meeting of July 9, 2003.

      Your July 11, 2003 letter includes a number of mistakes of fact, misstatements and mistaken assumptions. First, the Company is not actively promoting the sale of all or substantially all of its assets or merging with another entity as you have assumed but is responding to indications of interest for certain assets of the Company. Please note that our July 7, 2003 correspondence refers to "the sale of certain of the Company's assets" (emphasis added) requiring "the consent of ... Hanover's shareholders, if necessary, to such transactions" (emphasis added). Further, the Company informed Chelsey that some of these possible transactions would not require shareholder approval. Please note further that the holder of the Series B Preferred Stock is not necessarily entitled to receive any proceeds following such an asset sale transaction.

      Second, we categorically reject your assertion that the Company should consider a transaction that redeems the Series B Preferred Shares and yields little if any value to the common shareholders at the present time. The officers and Board of Directors of the Company have an obligation
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to ALL shareholders. We firmly believe that significant potential exists for additional value creation that would benefit all shareholders and will view any offers for the Company's assets in that light.

      Third, we strongly object to your characterization of the Offer as "coercive." Contrary to your assertion, the Company's stratagem is to ensure the US securities and other laws are followed as they apply to transactions in the Company's securities. The Company has repeatedly informed Chelsey and Richemont that it believed that Richemont's proposed sale and its reported sale of its interest in Hanover occurred while Richemont was in possession of material, non-public information in violation of both federal and state law starting as early as April 7, 2003. In fact, the Purchase and Sale Agreement between Richemont and Chelsey contains in Section 3(d)(vi) thereof a specific acknowledgement on that subject. Further, we wish to point out that Chelsey has acted to protect itself from potential harm through the indemnification provisions in the Purchase and Sale Agreement. To say that Chelsey was unaware of the Company's position prior to allegedly purchasing the Securities is inaccurate.

      Fourth, we believe that it is misleading to suggest that Chelsey offered to work cooperatively with the Company to align the interests of the different classes of equity. We are certain that the Chairman of the Company's Transactions Committee told you that the Committee had met and that Chelsey's recapitalization proposal lacked sufficient specificity for the Transactions Committee to consider or pass on it. However, the Company continued to urge Chelsey to make a more specific offer should one exist. We note that Chelsey, itself, concedes in its Statement on Schedule 13D filed with the Securities and Exchange Commission on May 29, 2003 that it has "no specific proposal or plan currently to present to management and the shareholders of the [Company]" and this point was reiterated in the amendment to Chelsey's Schedule 13D filed today.

      Fifth, you mischaracterize our discussion as our influencing in some way Chelsey's proposed offering terms. We would not presume to guide Chelsey's investment approach nor did we. We made the observation, however, that after considering the Company's obligations under its credit facility, other liabilities and the market value of the Company's common stock, the Series B Preferred Shares on that date would, in that context, appear to have a likely value of approximately $35 million. Furthermore, please note that the Company's May 13, 2003 proposal to Richemont and the Offer to you and Richemont at a price of $45 million was for both the Series B Preferred Shares and the Common Shares.

      Sixth, as you should be aware as a result of the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 21, 2002 and in subsequent Exchange Act filings, the Company made an alternative proposal to Richemont for the redemption of the Series B Preferred Stock on or about October 30, 2002 which Richemont rejected and the Company represented it would continue to explore all reasonable opportunities to redeem and retire the Series B Preferred Stock thereafter. Its pursuit of further opportunities to redeem and retire the Series B Preferred Stock culminated in the May 13, 2003 proposal to Richemont, which the Company reported in a Current Report on Form 8-K, dated May 27, 2003. The Company believes that it is party to a confidentiality agreement with Richemont that would preclude making known the substance of its discussions with Richemont with third parties such as Chelsey. Further, the Company has no obligation to Chelsey to disclose its activities with Richemont. However, we did share with you at our April 9, 2003 meeting that we were continuing to work with Richemont, and to suggest otherwise is grossly misleading.

      Seventh, we note with interest that, in your own words, Chelsey has paid a "substantial sum" for the Securities but you characterize the Company's Offer, which represents an estimated 37% annualized return on Chelsey's alleged investment, as "inadequate" and "grossly undervalued." The Company stated in its July 7, 2003 letter that it believed its Offer "could benefit all parties." Clearly, the Company is aware that Richemont and Chelsey have the right to accept or reject that Offer as they see fit.
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      Eighth, we wish to point out that Delaware law governs the situations in which the Company is required to seek shareholder approval of proposed business transactions. We disagree with your view that just because Delaware law requires shareholder approval of a proposed business transaction, it does not mean that the merits of a particular transaction are in the best interests of the Company and its shareholders.

      Please be advised that the Company is aware of its duties to all constituents. Further, please be advised that the Company continues to believe, as stated above, that Richemont's sale of the Securities to Chelsey was made while Richemont was in possession of material, non-public information concerning the Company in violation of federal and state law. Lastly, please be assured that the Company will continue to consider value creation opportunities, whether through the sale of its assets and/or the operation of its business, to the benefit of all of its shareholders.

                                          Very truly yours,

                                          /s/ Thomas C. Shull

                                          Thomas C. Shull

cc:  Board of Directors